Exhibit 7.1

October 17, 2008

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.02 of the Current Report on Form 8-K/A dated October 17, 2008, of Adrenalina, and are in agreement with the statements contained therein, including the amounts set forth in the tables. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Goldstein Schechter Koch Price Lucas Horwitz & Co., P.A.
Miami, Florida